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                                                                    EXHIBIT 11.1

                               IRIDEX CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
Weighted average shares outstanding
  Common stock...................................................   5,165      1,276      1,118
  Conversion of preferred stock..................................     709      2,837      2,837
  Common equivalent shares pursuant to Staff Accounting Bulletin
     No. 83(2)...................................................     273        273        273
  Conversion of stock options under the treasury stock method....     331        244        287
                                                                   ------     ------     ------
Weighted average common shares and equivalents...................   6,478      4,630      4,515
                                                                   ======     ======     ======
Net income.......................................................  $1,005     $1,000     $1,785
                                                                   ======     ======     ======
Net income per share.............................................  $ 0.16     $ 0.22     $ 0.40
                                                                   ======     ======     ======

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(1) There is no difference between primary and fully diluted net income per share.
(2) Pursuant to Securities & Exchange Commission's Staff Accounting Bulletin No. 83, all securities issued during the period from January 17, 1995 through the filing date of the initial public offering (January 16,1996), are included in the calculation of Common Stock equivalents as if outstanding for all periods prior to the effective date of the initial public offering (February 15, 1996), even if anti-dilutive. The Common Stock and stock options are computed using the treasury stock method, using the estimated initial public offering price and applicable exercise prices.